Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Al Galgano	Gerri Dyrek
Vice President Investor Relations	Associate Director, Public Relations
Digital River, Inc.	Digital River, Inc.
952-253-8406	952-253-8396
investorrelations@digitalriver.com	publicrelations@digitalriver.com

DIGITAL RIVER ANNOUNCES COMMON STOCK OFFERING

MINNEAPOLIS - July 17, 2003-Digital River, Inc. (NASDAQ: DRIV), a global leader in e-commerce outsourcing, today announced a $44.8 million underwritten public offering of 2.1 million shares of common stock at a price per share to the public of $21.35. The underwriters have also been granted an option to purchase up to an additional 310,000 shares from Digital River to cover over-allotments, if any. All of the shares are being offered by the company.

Deutsche Bank Securities Inc. acted as bookrunner for the offering and U.S. Bancorp Piper Jaffray and RBC Capital Markets served as co-managers for the offering. Copies of the prospectus supplement detailing the offering may be obtained from Deutsche Bank Securities Inc. at 31 W. 52nd Street, 4th Floor, New York, New York 10019.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of Digital River, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital River, Inc.

Digital River, Inc. is a provider of e-commerce outsourcing, building and managing online businesses worldwide. Its e-commerce solution and infrastructure are designed to help companies maximize online revenues as well as cut the costs and reduce the risks associated with running an e-commerce operation. Digital River’s e-commerce services include site development and hosting, order management, fraud prevention, site merchandising, reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service.

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